SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 12, 2007

LIFECELL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	01-19890	76-0172936
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Millenium Way
Branchburg, New Jersey	08876
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code   (908) 947-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Resignation of Director

LifeCell Corporation (“LifeCell”) announced that Michael Cahr is resigning from LifeCell’s Board of Directors (the “Board”) effective November 12, 2007, after having been involved with LifeCell for nearly twenty years and serving on the Board for more than fifteen years.

(d)           Appointment of Director

On November 12, 2007, David W. J. McGirr joined LifeCell’s Board.  Mr. McGirr will also serve as Chairman of LifeCell’s Audit Committee.

Mr. McGirr is Senior Vice President and CFO at Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) and has served in his current position since November 2002.  He also served as Treasurer of Cubist from November 2002 until January 2003.  From 1999 to 2002, Mr. McGirr was the President and Chief Operating Officer of hippo, inc., an internet technology, venture-financed company.  Mr. McGirr served as a member of hippo’s Board of Directors from 1999 to 2003.  From 1996 to 1999, he was the President of GAB Robins North America, Inc., a risk management company, serving also as Chief Executive Officer from 1995 to 1996.  Mr. McGirr was a private equity investor from 1995 to 1996.  From 1978 to 1995, Mr. McGirr served in various positions within the S.G. Warburg Group, ultimately as Chief Financial Officer, Chief Administrative Officer and Managing Director of S.G. Warburg & Co., Inc., a position he held from 1992 to 1995.  Mr. McGirr received a B.Sc. in Civil Engineering from the University of Glasgow and received an M.B.A. from the Wharton School at the University of Pennsylvania.

Item 8.01.	Other Events.

On October 31, 2007, LifeCell’s Board adopted a resolution, upon the recommendation of the Compensation Committee of LifeCell’s Board, that approves a policy for the acceleration of the vesting of restricted stock awards held by directors of LifeCell upon termination of a director by the Board or a decision by the Board not to re-nominate such director for election, provided certain conditions are met.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated November 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECELL CORPORATION

		By:	/s/ Steven T. Sobieski
Steven T. Sobieski
Chief Financial Officer

Date:	November 12, 2007